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                          PURCHASE AND SALE AGREEMENT


                                    between


                                  HSRTW, INC.


                                      and


                           WESTTIDE INVESTMENTS, LLC



                             Dated: August 9, 1996



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


                               TABLE OF CONTENTS
                                                                            Page

1.        Purchase and Sale ...........................................        1

2.        The Assets ..................................................        1
          2.1   Leases and Wells ......................................        1
          2.2   Incidental Rights .....................................        2

3.        Effective Date ..............................................        2

4.        Purchase Payments ...........................................        2
          4.1   Purchase Price ........................................        2
          4.2   Credit Payment Amount .................................        2

5.        Apportionment of Production, Revenues, Taxes
          and other Expenses ..........................................        3

6.        Buyer's Representations and Warranties ......................        4
          6.1   Existence .............................................        4
          6.2   Power and Authority ...................................        4
          6.3   Authorization .........................................        4
          6.4   Execution and Delivery ................................        4
          6.5   Securities Laws .......................................        4
          6.6   Brokers' Fees .........................................        5

7.        Seller's Representations and Warranties .....................        5
          7.1   Existence .............................................        5
          7.2   Power and Authority ...................................        5
          7.3   Authorization .........................................        5
          7.4   Execution and Delivery ................................        5
          7.5   Brokers' Fees .........................................        6
          7.6   Reserve Report ........................................        6
          7.7   Liens .................................................        6
          7.8   Title .................................................        8
          7.9   Preferential Purchase Rights and Consents .............        8
          7.10  No Prepayments ........................................        9
          7.11  Gas Balancing .........................................        9
          7.12  Leases ................................................        9
          7.13  Operations in Progress ................................        9
          7.14  Hydrocarbon Sales Contracts ...........................        9
          7.15  Proceeds of Production ................................       10
          7.16  Material Contracts ....................................       10
          7.17  Bills in the Ordinary Course ..........................       10
          7.18  Legal Proceedings .....................................       10
          7.19  Compliance with Laws ..................................       10
          7.20  Environmental Matters .................................       10
          7.21  Payment of Taxes ......................................       11
          7.22  Tax Partnerships ......................................       11
          7.23  Other Tax Matters .....................................       12

8.        Certain Tax Matters .........................................       13
          8.1   Opinion of Tax Counsel, Right to Request Ruling .......       13
          8.2   Tax Status ............................................       14
          8.3   Escrow in the Event of Tax Audit ......................       14
          8.4   Settlements Resulting from a Tax Audit ................       16



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9.        Covenants ...................................................       17
          9.1   Cooperation and Access ................................       17
          9.2   Insurance .............................................       17

10.       Closing Conditions ..........................................       17
          10.1  Seller's Closing Conditions ...........................       17
          10.2  Buyer's Closing Conditions ............................       17

11.       Closing .....................................................       18
          11.1  Payment of Purchase Price .............................       18
          11.2  Section 15.2 Payment ..................................       18
          11.3  Notice of Preferential Rights and Consents ............       18
          11.4  Assignment; Option ....................................       19
          11.5  Non-Foreign Ownership Affidavit .......................       19
          11.6  Evidence of Insurance .................................       19
          11.7  Contribution Agreement ................................       19
          11.8  Guaranty Agreement ....................................       19
          11.9  Seller's Officer's Certificate ........................       19
          11.10 Opinion on Behalf of Seller ...........................       19
          11.11 Buyer's Manager's Certificate .........................       19
          11.12 Opinions on Behalf of Buyer ...........................       19
          11.13 Management Agreement ..................................       20
          11.14 Performance Power of Attorney .........................       20
          11.15 Tax Opinion ...........................................       20
          11.16 Additional Instruments ................................       20

12.       Post-Closing Matters ........................................       20
          12.1  Files and Records .....................................       20
          12.2  Sales Taxes and Recording Fees ........................       20
          12.3  Purchase Price Rebates for Defective Interests ........       20
          12.4  Purchase Price and Other Rebates for Exercised
                Preferential Purchase Rights, Failure to
                Obtain Consents .......................................       21
          12.5  Reconveyance of Excluded Assets .......................       21
          12.6  Allocation of Commingled Production and Costs .........       22
          12.7  Performance of Buyer ..................................       22
          12.8  Overpayments ..........................................       22
          12.9  Verification of Formation Qualification; Reconveyance .       25

13.       Apportionment of Liabilities and Obligations.................       25
          13.1  Buyer .................................................       25
          13.2  Seller ................................................       25

14.       Indemnification .............................................       25
          14.1  Buyer's Indemnification of Selle ......................       26
          14.2  Seller's Indemnification of Buye ......................       26
          14.3  Third Party Claims ....................................       26
          14.4  HS Guarantee ..........................................       27

15.       Miscellaneous ...............................................       28
          15.1  Further Assurances ....................................       28
          15.2  Expenses ..............................................       28
          15.3  Notices ...............................................       29



                                     (ii)
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        15.4    Survival ..............................................       29
        15.5    Confidentiality .......................................       30
        15.6    Announcements .........................................       30
        15.7    Assignment ............................................       30
        15.8    Binding Effect ........................................       30
        15.9    Complete Agreement ....................................       31
        15.10   Knowledge .............................................       31
        15.11   Governing Law .........................................       31
        15.12   Counterparts ..........................................       31



                                    (iii)
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                                   EXHIBITS

Exhibit  A      Leases (Oklahoma, Louisiana)

Exhibit  B      Wells (showing WI, NRI, qualifying formations)

Exhibit  C      Form of Wellbore Assignment of Oil and Gas Leases with
                Reservation of Production Payment

Exhibit  D      Form of Option to Purchase Oil and Gas Interests

Exhibit  E      Reserve Report

Exhibit  F      Preferential Purchase Rights and Consents

Exhibit  G      Prepayments

Exhibit  H      Gas Imbalances

Exhibit  I      Operations in Progress

Exhibit  J      Hydrocarbon Sales Contracts

Exhibit  K      Legal Proceedings

Exhibit  L      Tax Partnerships

Exhibit  M      Well List - No NGPA Application Filed

Exhibit  N      Form of Non-Foreign Ownership Affidavits

Exhibit  O      Form of Contribution Agreement and Form of Guaranty Agreement

Exhibit  P      Form of Seller's Officer's Certificate

Exhibit  Q      Form of Opinion on Behalf of Seller

Exhibit  R      Form of Buyer's Manager's Certificate

Exhibit  S      Form of Opinions on Behalf of Buyer

Exhibit  T      Form of Management Agreement

Exhibit  U      Form of Escrow Agreement

Exhibit  V      Form of Limited Power of Attorney




                                     (iv)
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                          PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement ("Agreement"), dated August 9, 1996, is between HSRTW, Inc., a Delaware corporation ("Seller" or "HSRTW") and WestTide Investments, LLC, a Delaware limited liability company ("Buyer" or "WestTide").

                                   RECITALS

     A. Seller is the owner of certain oil and gas leasehold interests in Oklahoma and Louisiana, as more specifically described below in Section 2 (the "Assets").

     B. Seller desires to sell and Buyer desires to purchase the Assets pursuant to the terms and conditions of this Agreement.

                                   AGREEMENT

     IN CONSIDERATION of the Purchase Price set forth below in Section 4.1, the Credit Payment Amounts set forth below in Section 4.2, the reservation of the "Production Payment" (defined below) and the grant of the "Option" (defined below), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

     1. Purchase and Sale. Seller agrees to convey the Assets to Buyer and Buyer agrees to purchase the Assets from Seller, all pursuant to the terms and conditions of this Agreement. Seller will convey the Assets subject to (i) a production payment (the "Production Payment"), a reversionary interest (the "Reversion Interest") and other reservations and obligations as specifically set forth in the Wellbore Assignment of Oil and Gas Leases With Reservation of Production Payment in a form substantially similar to Exhibit C (the "Assignment"), and (ii) the Option To Purchase Oil and Gas Interests to be granted to Seller in a form substantially similar to Exhibit D (the "Option").

     2.   The  Assets.  The "Assets" shall be all of the following:

          2.1 Leases and Wells. Seller's right, title and interest in and to the oil and gas leases and mineral interests described in Exhibit A, including any and all overriding royalty interests owned by Seller in such leases, but insofar and only insofar as said leases cover the right to produce the wells described in Exhibit B from the intervals referenced in Section 7.23 and identified in Exhibit B in such wells as of the Effective Date (the above described interest in such leases being herein called the "Leases" and the above described interest in such wells being herein called the "Wells"), and subject to any


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restrictions, exceptions, reservations, conditions, limitations, burdens, contracts, agreements and other matters applicable to such Leases and Wells.

          2.2 Incidental Rights. All of Seller's right, title and interest in and to the following insofar and only insofar as same are attributable to the Leases and the Wells:

               (a) Unitization and Pooling Agreements. All presently existing and valid oil, gas or mineral unitization, pooling, operating and communitization agreements, declarations and orders affecting the Leases and Wells, and in and to the properties covered and the units created thereby;

               (b) Personal Property. The personal property and fixtures that are appurtenant to the Wells, including all wells, casing, tubing, pumps, separators, tanks, lines and other personal property and oil field equipment appurtenant to such Wells;

               (c) Agreements. All presently existing and valid oil and gas sales, purchase, production swap, gathering and processing contracts and operating agreements, joint venture agreements, partnership agreements, rights-of-way, easements, permits, surface leases and other contracts, agreements and instruments, but specifically excluding any management agreements.

Seller shall remain co-owner of any "Agreements," "Personal Property" and "Unitization and Pooling Agreements" to the extent they pertain to any property or formation owned by Seller that is not exclusively part of the Wells.

     3. Effective Date. The purchase and sale of the Assets shall be effective, for all purposes, including allocation of revenue, expenses and taxes, as of August 1, 1996 at 7:00 a.m. local time at the site of the Assets (the "Effective Date").

     4. Purchase Payments. Buyer shall pay to Seller the Purchase Price defined in Section 4.1 and the Credit Payment Amounts defined in Section 4.2.

          4.1 Purchase Price. The purchase price for the Assets shall be $240,000 (the "Purchase Price"). Buyer shall pay the Purchase Price to Seller in immediately available funds at Closing.

          4.2 Credit Payment Amount. "Credit Payment Amount" shall mean, for any Payment Period, an amount equal to $0.70 of each dollar of tax credits (the "Tax Credits") available to Buyer under 29 of the Internal Revenue Code of 1986, as amended (the "IRC"), as a result of the sale of Subject Hydrocarbons by or on behalf of Buyer, to the extent that such


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Subject Hydrocarbons (i) constitute "qualified fuels" within the meaning of IRC
29(c), (ii) meet the requirements of IRC 29(d)(1), 29(d)(4) and 29(f), during
(x) such Payment Period and (y) any earlier Payment Period to the extent the dollar amount of Tax Credits attributable thereto was not taken into account in a Credit Payment Amount for a previous Payment Period, and (iii) are produced from the Wells. For purposes of the preceding sentence, Tax Credits available to Buyer under IRC 29 shall be determined after taking into account any phase-out of Tax Credits under IRC 29(b)(1) and any applicable inflation adjustment under IRC 29(b)(2), but shall be determined without regard to limitations on Buyer's or its affiliate's use of Tax Credits imposed by IRC 29(b)(6) and without regard to whether Buyer or its affiliates actually utilize such Tax Credits. The Credit Payment Amount for any given Payment Period shall initially be based on estimated Subject Hydrocarbon production and sales data available at the time of the calculation of such amount and later corrected when actual data is available. The Credit Payment Amount shall be determined on the assumption that (i) the Production Payment is treated as a production payment for federal income tax purposes, and (ii) Buyer is treated as owning the economic interest in minerals in place in the Assets. Credit Payment
Amounts shall be calculated and, unless otherwise provided, will be due and payable with respect to gas produced and sold from August 1, 1996 until the earlier of (x) the aggregate of all Credit Payment Amounts paid pursuant to this Agreement equals $950,000 (subject to the provisions of Paragraph
1.a.(vii) of the Option), (y) December 31, 2002, or (z) the first day on which Tax Credits are no longer permitted for gas attributable to the Subject Hydrocarbons and produced and sold from the Wells. The Credit Payment Amount shall include, without limitation, payments for Tax Credits attributable to natural gas liquids produced from the Subject Hydrocarbons, subject to the provisions of Sections 7.23 and 12.8. If for any reason the Tax Credits are repealed by Congressional statute or resulting regulation, no Credit Payment Amount shall be due with respect to Subject Hydrocarbons subject to such repeal. If for any reason the amount of Tax Credits contemplated under this Agreement are reduced by Congressional statute or resulting regulation, the Credit Payment Amounts due under this Agreement shall be reduced commensurate with such reduction in Tax Credits. For purposes of the foregoing, the term "Subject Hydrocarbons" shall have the meaning set forth in the Assignment.

     5. Apportionment of Production, Revenues, Taxes and other Expenses. Buyer shall be entitled to revenue from the sale of hydrocarbons produced from the Wells on or after the Effective Date, subject to the Production Payment, Reversion Interest and the Option. Buyer shall pay for costs and expenses incurred with respect to the Assets on or after the Effective Date. Seller shall be entitled to revenue from the sale of hydrocarbons produced from the Wells before the Effective Date, and shall pay for costs and expenses incurred with respect to the Assets prior to the Effective Date. Taxes relating to the Assets, including


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ad valorem, property, production, severance and other taxes (other than income taxes) shall be allocated in the same manner as other expenses. Taxes that are measured by or that relate to production shall be treated as expenses in connection with such production regardless of the period for which such taxes are assessed.

     6. Buyer's Representations and Warranties. Buyer makes the following representations and warranties as of the date of execution of this Agreement:

          6.1 Existence. Buyer is a limited liability company, duly organized, validly existing and formed under the law of the State of Delaware, and Buyer is duly qualified to carry on its business, and is duly qualified and in good standing, in each of the states in which the nature of its business and activities requires it to be so qualified.

          6.2 Power and Authority. Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with, (i) any provision of Buyer's organizational or governing documents, (ii) any material agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.

          6.3 Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer.

          6.4 Execution and Delivery. This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents, instruments and schedules required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject to
(i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

          6.5 Securities Laws. Buyer is purchasing the Assets for Buyer's own account, not for public distribution thereof, and Buyer shall not sell or transfer all or any part of, or any interest in, the Assets in violation of the Securities Act


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

of 1933, as amended, and the rules and regulations thereunder, or the securities laws of any state.

          6.6 Brokers' Fees. Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

     7. Seller's Representations and Warranties. Seller makes the following representations and warranties as of the date of this Agreement:

          7.1 Existence. Seller is a corporation duly organized and validly existing under the law of the State of Delaware, and Seller is duly qualified to carry on its business, and is in good standing in the States of Delaware, Oklahoma and Louisiana.

          7.2 Power and Authority. Seller has all requisite authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Seller at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Seller at Closing will not violate, nor be in conflict with, (i) any provision of Seller's Certificate of Incorporation, bylaws or other governing documents, (ii) any material agreement or instrument to which Seller is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller; provided that, the representations and warranties contained in clauses (ii) and (iii) of this Section 7.2 are subject to (a) consents of or filings with the United States Department of Interior or the applicable state agencies or authorities in connection with the assignment of any federal or state leases or any interest therein to the extent such consents are typically received or filings typically made subsequent to such assignment ("Governmental
Consents"), (b) preferential rights to purchase all or any portion of the Assets and consent to or notices of assignment necessary to convey all or any portion of the Assets which are not Governmental Consents, and (c) any violation of any maintenance of uniform interest provision in any applicable operating agreement.

          7.3 Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Seller at Closing and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller.

          7.4 Execution and Delivery. This Agreement has been duly executed and delivered on behalf of Seller, and at the

Closing all documents, instruments and schedules required hereunder to be executed and delivered by Seller will be duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

          7.5 Brokers' Fees. Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

          7.6 Reserve Report. The term "Reserve Report" shall mean the reserve report prepared by Seller and dated as of June 1, 1996, which is based on reserves as of December 31, 1995, as adjusted by estimated production from January 1, 1996 through August 1, 1996, and attached hereto as Exhibit E. To Seller's best knowledge, the average price for sales of hydrocarbons (based on contract prices for existing effective contracts and estimates of regional spot prices adjusted for regional transportation costs), historical costs of operations, production volumes, and payout data used by Seller in the preparation of the Reserve Report were, on the dates so used, accurate in all material respects.

          7.7 Liens. Except for the burdens and obligations created by or arising under the Leases and except for Permitted Encumbrances, the Assets are free and clear of all Encumbrances. As used herein, the term "Encumbrances" shall mean all royalties, overriding royalties, production payments, debts, liens, mortgages, security interests, and encumbrances. As used herein, the term "Permitted Encumbrances" shall mean the following:

                    (i) the burdens, encumbrances and obligations created by or arising under the Wells and other agreements affecting the Assets, and all royalties, overriding royalties, net profits interests, carried interests, reversionary interests, back-in rights and other burdens taken into account in computing the net revenue interests ("NRI") and working interests ("WI") set forth on Exhibit
          B for the Wells;

                    (ii) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;



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



                    (iii) rights of reassignment upon surrender of the Leases held by predecessors in interest to Seller;

                    (iv) easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights in respect of surface use to the extent these do not materially interfere with operations or production on or from the Assets;

                    (v) rights and regulatory powers reserved to or vested in any municipality or governmental, statutory or public authority;

                    (vi) all Material Contracts to the extent same do not reduce Seller's interest in the production from the Wells to less than the NRI set forth on Exhibit B;

                    (vii) any (a) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (b) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

                    (viii) any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

                    (ix) any liens or security interests created by law or reserved in Leases for royalty, bonus or rental or for compliance with the terms of the Leases;

                    (x) any prohibitions or restrictions similar to the Maintenance of Uniform Interest Provisions contained in Article VIII.D. of the A.A.P.L. Form 610-1982 Model Form Operating Agreement and any contribution obligations under provisions similar to Article VII.B of such Model Form Operating Agreement;

                    (xi) all preferential rights to purchase all or any portion of the Assets and consents to or notices of assignment necessary to convey all or any portion of the Assets which are not described in item (ii) of this definition of Permitted Encumbrances;

                    (xii) all agreements and obligations relating to imbalances with respect to the production, transportation or processing of gas or calls or purchase options on oil or gas production;

                    (xiii) all agreements and obligations relating to gathering, transportation or processing of gas or oil production;

                    (xiv) all treating, processing, sales or marketing agreements which have a fee which is based on a percentage of proceeds or an obligation to transfer certain volumes of gas or oil production in-kind;

                    (xv) all obligations by virtue of a prepayment, advance payment or similar arrangement under any contract for the sale of gas production, including by virtue of "take or pay" or similar provisions, to deliver gas produced from or attributable to the Wells after the Effective Date without then or thereafter being entitled to receive full payment therefor;

                   (xvi) all liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Asset which individually or in the aggregate will not interfere materially with the operation, value or use of such Asset;

                   (xvii) the burdens, encumbrances and obligations created by or arising under this Agreement, the Assignment, Option or Management Agreement.

          7.8 Title. Seller has Defensible Title to the Assets. The term "Defensible Title" means such title of Seller in the Leases that, subject to and except for the Permitted Encumbrances, entitles Seller to receive an interest in production from the Wells not less than the respective NRIs in the Wells as set forth on Exhibit B, and entitles Seller to own the respective WIs in the Wells as set forth on Exhibit B under applicable state law and for federal income tax purposes. Any Well or Lease for which Seller has less than Defensible Title as of the date of this Agreement shall be called a "Defective Interest." Buyer's exclusive remedy for Seller's breach of this representation and warranty is set forth in Section 12.3. Buyer and Seller shall cooperate fully and consult in good faith with each other in the litigation of any matter identified in this Section 7.8

          7.9 Preferential Purchase Rights and Consents. To Seller's best knowledge, except as set forth in Exhibit F, there do not exist any preferential rights to purchase all or any portion of the Assets. To Seller's best knowledge, except for Governmental Consents and other matters as set forth in Exhibit F, there are no consents or waivers necessary to convey any material portion of the Assets pursuant to this Agreement. Buyer's exclusive remedy for Seller's breach of this representation and warranty is set forth in Section 12.4.

          7.10 No Prepayments. To Seller's best knowledge, except as set forth in Exhibit G, Seller is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment, hedging or any other arrangement, to deliver any material portion of hydrocarbons produced from the Wells at some future time without then or thereafter receiving full payment therefor.

          7.11 Gas Balancing. To Seller's best knowledge, except as set forth in Exhibit H, no material portion of hydrocarbons produced from the Wells are subject to a gas imbalance or other arrangement requiring delivery of hydrocarbons after the Effective Date without receiving full payment therefor.

          7.12 Leases. To Seller's best knowledge, all royalties, rentals and other payments due by Seller under the Leases have been properly and timely paid except where the failure to pay same will not have a material adverse effect on the value of the particular Asset. To Seller's best knowledge, all Leases are presently in full force and effect. To Seller's best knowledge, Seller has not received a written notice of material default under any Lease that could result in cancellation of the Lease. Any Lease which is not presently in full force and effect, or for which Seller has not paid all royalties, rentals or other payments due by Seller, or for which Seller is in material default as of the date of this Agreement shall be treated as a Defective Interest. Buyer's exclusive remedy for Seller's breach of this representation and warranty is set forth in Section 12.3.

          7.13 Operations in Progress. Except for operations disclosed on
Exhibit I and normal daily operating expenses, as of the date of this Agreement there are no operations in progress with respect to the Assets which are reasonably expected to exceed $35,000 in cost net to Seller's interest and which shall be payable in whole or in part on or after the Effective Date.

          7.14 Hydrocarbon Sales Contracts. Except as specifically indicated in Exhibit J and for calls on production, options to purchase or similar rights with respect to production from the Wells, no material portion of the hydrocarbons produced from the Wells is subject to a sales contract or other agreement relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons except those which can be terminated by Seller upon not more than three months notice.

          7.15 Proceeds of Production. To Seller's best knowledge, Seller is currently receiving from all purchasers of production from the Wells at least the NRI set forth in Exhibit B without suspense or any indemnity other than the normal division order warranty of title, except where the failure to receive same would not have a material adverse effect on the value of the Assets.

          7.16 Material Contracts. To Seller's best knowledge, and subject to the execution of new contracts in the ordinary course of business if a contract has expired or has been terminated, all contracts material to the Assets are in full force and effect (the "Material Contracts"). Seller has not received written notices of material default under the Material Contracts that remain uncured, or that Seller has not made provisions for so that such event of default will not have a material adverse effect on the Assets.

          7.17 Bills in the Ordinary Course. In the ordinary course of business and to Seller's best knowledge, Seller is current on its payments for all costs and expenses pertaining to the Assets, except where such payments are being contested with good faith or except where the failure to make such payments would not have a material adverse effect on the Assets.

          7.18 Legal Proceedings. Except as set forth on Exhibit K, no suit, action or other proceeding is pending against Seller or, to Seller's best knowledge, threatened in writing against Seller before any court, governmental agency, arbitrator or other panel that relates to the Assets or the transaction contemplated by this Agreement that might (i) impair Seller's ability to consummate the transaction contemplated by this Agreement or (ii) cause the impairment or loss of Seller's title to any material portion of the Assets or the value thereof or (iii) hinder or impede the operation or enjoyment of the Leases in any material respect insofar as they relate to the Assets.

          7.19 Compliance with Laws. To Seller's best knowledge, all laws, rules, regulations, ordinances and orders (of all governmental and regulatory bodies having authority over the Assets) material to the operation of the Assets have been complied with in all material respects.

          7.20 Environmental Matters. To Seller's best knowledge, no conditions exist on the Assets that would subject Seller or Buyer to any damages, remedial action, injunctive relief or other liability under any Environmental Laws, including without limitation, all costs associated directly or indirectly with cleanup, removal, closure or other response actions; provided that Seller or Buyer may be subject to such matters which are (i) routine in the operation of the Assets and (ii) in the aggregate not material to the value of the Assets as a whole. Seller and its predecessors have obtained and are in material compliance with all material permits, licenses and approvals affecting the Assets and required under Environmental Laws.

          As used herein, the term "Environmental Laws" shall mean any and all existing laws (common or statutory), rules, regulations, codes, or ordinances issued or promulgated by any federal, state or local governmental entity relating to the management and disposal of waste materials, the protection of public or employee health and safety, the cleanup, remediation or prevention of pollution, or the protection of the environment.

          7.21 Payment of Taxes. To Seller's best knowledge, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Assets which are currently due and payable have been properly and timely paid, except to the extent such taxes are being contested in good faith in the ordinary course of business.

          7.22 Tax Partnerships. Except as set forth in Exhibit L, no portion of the Assets (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the IRC) of a tax partnership. Seller retains all liability and responsibility, if any, to make all payments to appropriate parties under the tax partnerships identified on Exhibit L. In addition to all other remedies available to Buyer, Seller agrees to indemnify Buyer for all costs, losses, damages, penalties or expenses incurred by Buyer as a result of any of the Assets having been contributed to or currently owned by a tax partnership, and Buyer may elect, with a proportionate rebate in the Purchase Price in accordance with the procedures of Section 12.3 and the provisions of
Section 12.4, to reassign such Assets to Seller. For purposes of this Section 7.22, a "tax partnership" is any entity, organization or group deemed to be a partnership within the meaning of IRC 761 or any similar state or federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of IRC Subchapter K of Chapter 1 of Subtitle A and of all similar provisions of state tax statutes or regulations by reason of elections made, pursuant to IRC 761(a) and all such similar state or federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions. With respect to any tax partnership identified on Exhibit L, Seller and Buyer have the power to elect a basis adjustment under IRC 754 in connection with the transaction contemplated by this Agreement, and the consummation of the transaction contemplated by this Agreement will not
(i) result in a termination of such tax partnership, nor (ii) result in the reduction of any "Tax

Credits" (as that term is defined in the definition of "Credit Payment Amount" in the Assignment) attributable to the Assets.

          7.23  Other Tax Matters.

               (a)  NGPA Determination.

                    (i) Applications. Except for the Wells listed on Exhibit M, Seller or its predecessor in interest has filed or caused to be filed with the applicable state and federal agencies "Applications" for well determination(s) for each Well under the Natural Gas Policy Act of 1978, as amended (the "NGPA") and the rules and regulations of the Federal Energy Regulatory Commission (the "FERC") under such act (the "NGPA Regulations") requesting a determination that all or a quantifiable portion of the gas produced from a particular Well is "natural gas produced from designated tight formations" as defined in 18 C.F.R. 274.205(e). Each such application has been approved by the indicated state and federal agency and by the FERC and has been finally approved under and in accordance with Section 503 of the NGPA. Such applications comply with the requirements of the NGPA and the NGPA Regulations and do not (1) contain any untrue statement of material fact or (2) omit any statement of material fact necessary to make the statements therein not misleading. No further applications are required under the NGPA and the NGPA Regulations to allow the legal sale of all gas produced from the Wells at a price equal to the price for such gas currently being received.

                    (ii) Wells For Which Applications Were Not Filed. With respect to the Wells listed on Exhibit M, Seller, its predecessor in interest, or the operator of such Wells has not to Seller's knowledge filed or caused to be filed with the applicable state and federal agencies "Applications" for well determinations under the NGPA and the rules and regulations of the FERC. With respect to the Wells listed on Exhibit M, and except as provided in Section 12.9,
          (a) all such Wells were (x) drilled (or recompleted in accordance with private letter rulings issued by the Internal Revenue Service ("IRS") to third parties, or will be recompleted in an uphole formation in accordance with Situation 1 of Revenue Ruling 93-54) into a "qualifying formation" (tight formation or other qualifying formation) within the time frames set forth in subsection (b) below or (y) drilled within the time frames set forth in subsection
          (b) below but no certificate was obtained from either the state agency or the FERC or both stating that the Well is qualified and but for the absence of such certificate the Well is qualified under IRC 29, and as to both (x) and (y) the hydrocarbons produced and sold from such Wells qualify for the Tax Credit, or (b) Seller has a reasonable basis to believe that either (x) or (y) is true.

                    (iii) Wells Where Commingling With Non-Qualified Production Is Conducted. For Wells, if any, where production from a qualifying formation and production from a non-qualifying formation are commingled, the production has been allocated to each producing formation on a reasonable basis, consistent with industry standards and in accordance with procedures, if any, that have been approved by appropriate state and federal agencies.

               (b) Wells. Each Well (1) has been timely drilled under IRC 29(f)(1)(A) (drilled after December 31, 1979 but before January 1, 1993), or administrative interpretations thereof, and (2) has been timely drilled under IRC 29(c)(2)(B)(ii) or administrative interpretations thereof, or was committed to interstate commerce (as defined in Section 2(18) of the Natural Gas Policy Act of 1978, as in effect on November 5,
     1990) as of April 20, 1977.

               (c) No Qualified Production prior to January 1, 1980. Prior to January 1, 1980, there was no production of oil or gas from, nor were any wells drilled or completed on, the "property" (within the meaning of IRC
     29) on which any Well is located nor was any portion of any such "property" included within a unit from which oil or gas was produced or in which any wells were drilled or completed prior to such date.

               (d) No Enhanced Oil Recovery Credit. No oil or gas produced from the Wells qualifies or has qualified for (i) the enhanced oil recovery credit or any other credit under IRC 43 and none has been claimed or taken on such oil or gas, or (ii) the credit allowed under IRC 38 by reason of the energy percentage with respect to property used in the project.

               (e) No Government Financing. No portion of any drilling, equipping, seismic or other development costs of the Assets paid by Seller were financed by any state, local or federal agency, directly or indirectly, including by way of grant, loan, expenditure or loan guaranty.

               (f) Seller Status. Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the IRC and the rules and regulations promulgated thereunder), and Seller shall deliver to Buyer an affidavit of non-foreign ownership in the form of Exhibit N.

     8.   Certain Tax Matters.

          8.1 Opinion of Tax Counsel, Right to Request Ruling . At Closing, Buyer at its sole cost, shall provide Seller a copy of the opinion which Buyer has requested from Arthur Andersen LLP ("AA") regarding the tax consequences of the transaction contemplated by this Agreement (the "Tax Opinion").

Notwithstanding the Tax Opinion, Buyer shall have the right, but not the obligation, to request a "private letter ruling" from the IRS to the effect that (i) Buyer's interest in the Assets constitutes an economic interest in minerals in place, and (ii) the Production Payment will be treated as a mortgage loan under IRC 636 (a "Ruling"). Should Buyer elect to request a Ruling, Buyer shall have no right to terminate or rescind this Agreement if the Ruling is not acceptable to Buyer. Seller shall, in good faith, amend this Agreement and the documents contemplated hereunder in order that Buyer may obtain a favorable Ruling, if, in Seller's sole and reasonable discretion, such amendments will not have a material adverse effect on Seller.

          8.2 Tax Status. Seller and Buyer intend that, for tax purposes only, the Production Payment will be treated as a mortgage loan and not as an "economic interest" in the Assets. Buyer shall have no recourse against Seller in the event that the Production Payment is not so treated until the commencement of a Tax Audit, in which event the provisions of Section 8.3 shall control.

          8.3 Escrow in the Event of Tax Audit. Promptly following the earlier to occur of (1) the date which is 90 days following receipt by a member of Buyer of a notice from the IRS of the commencement of an administrative proceeding at the partnership level pursuant to IRC 6223(a)(1) (a "Tax Audit"), or (2) the date of issuance by the IRS of either (i) a notice of proposed adjustment with respect to any audit proceedings or (ii) a so-called "60 day letter" (such earlier date, the "Escrow Commencement Date"), Seller and Buyer shall enter into an Escrow Agreement with an escrow agent, substantially in the form of Exhibit U; provided, however, that Buyer may waive its rights to enter into such an Escrow Agreement, in which event the provisions of Sections 8.3(a) through 8.3(e) shall not apply. If Buyer does not waive its rights to an Escrow Agreement, the Escrow Agreement and the funds in the "Escrow Account" established pursuant thereto shall be administered in accordance with the following provisions:

               (a) Beginning with the Payment Period (as that term is defined in the Assignment) in which the Escrow Commencement Date occurs and continuing for each Payment Period until the "Conclusion of a Tax Audit" (as that term is defined below, with such period of time being the "Escrow Period"), Buyer shall deposit into the Escrow Account the Credit Payment Amount for each Payment Period (the "Escrow Amount" and the sum of all Escrow Amounts being the "Escrowed Funds"). The Escrowed Funds shall not include any funds which were due from Buyer to Seller prior to the Escrow Commencement Date, but which were not paid to Seller. During the Escrow Period, Buyer and Seller agree that Gross Proceeds plus Other Income (as contemplated in the Assignment) will be sufficient to perform all of the Services under the Management Agreement. For tax purposes only, Buyer shall be treated as the owner of the Escrowed Funds.

               (b) A Tax Audit will be deemed to have concluded upon the earliest to occur of the following events: (i) the receipt by Buyer of written notice from the IRS that it will not assert any adjustments with respect to the transactions contemplated by this Agreement; (ii) Buyer entering into a settlement agreement with the IRS which resolves the open federal income tax issues in connection with such transactions;
     (iii) a judgment of a court of law or a decision in an administrative proceeding becoming non-appealable with respect to the federal income tax issues in connection with such transactions; or (iv) the expiration of the applicable period of limitations for making assessments with respect to the years under examination in the Tax Audit if the IRS has made no assessments within such period with respect to such transactions (such earliest event being deemed the "Conclusion of a Tax Audit").

               (c) At the Conclusion of a Tax Audit, Buyer and Seller agree to recalculate, pursuant to the provisions of the second paragraph of this
     Section 8.3(c), any amounts due Buyer and Seller pursuant to the terms of this Agreement for the Escrow Period, taking into account the reduction, if any, in the Credit Payment Amounts due for each Payment Period during the Escrow Period resulting from the Tax Audit (including any settlement described in Section 8.4). Buyer shall receive from the Escrowed Funds an amount equal to 70% of the total dollar amount of any reduction in Tax Credits available to Buyer with respect to hydrocarbon production from the Wells as a result of the application of the preceding sentence, or Sections 8.3(d) and (e) as applicable, including interest thereon, for the periods on or after the Escrow Commencement Date. Seller shall receive all remaining Escrowed Funds, including interest thereon. Except for such adjustment, there is no other obligation of Seller to make any other payment to Buyer with respect to the Tax Audit, subject to Section
     12.8 below.

     If, at the Conclusion of a Tax Audit, payments have been made into the Escrow Account with respect to any Open Period, distributions from the Escrow Account with respect to the Open Period (whether or not another Tax Audit has commenced and remains outstanding with respect to such period) shall, subject to Section 8.3(e), be shared under this
     Section 8.3(c) in accordance with the principles of any "no-change letter," binding settlement or final court decision or administrative determination with respect to the Tax Audit or, if the statute of limitations with respect to the Tax Audit expired without an IRS adjustment having been imposed, in accordance with the terms of this Agreement (in either case, the "Audit Terms"). An "Open Period" shall mean any period not covered by a Tax Audit if there has been a Conclusion of such Tax Audit.

     Credit Payment Amounts which are credited or paid to Seller other than from Escrowed Funds with respect to Open Periods shall, subject to the second paragraph of Section 8.3(e), be computed in accordance with the Audit Terms.

               (d) If a new Tax Audit (the "New Tax Audit") is commenced with respect to an Open Period before the expiration of the applicable statute of limitations and after the Conclusion of a Tax Audit, then a new Escrow Account shall not be established in accordance with Section 8.3(a) with respect to such New Tax Audit, and Credit Payment Amounts for the Open Period shall, subject to Section 8.3(e), continue to be computed in accordance with the applicable Audit Terms.

               (e) Upon the Conclusion of a New Tax Audit with respect to an Open Period, the Credit Payment Amounts with respect to the Open Period shall be recomputed in accordance with any no-change letter, binding settlement or final court or administrative decision resulting from the New Tax Audit.

     If the statute of limitations for any Open Period expires without an IRS adjustment having been imposed for such Open Period, the Credit Payment Amounts with respect to such Open Period shall be recomputed in accordance with the terms of this Agreement without regard to the result of any Tax Audit, provided that such treatment is consistent with Buyer's federal income tax returns (as amended) for such Open Period. Buyer shall make reasonable efforts to claim all the Tax Credits arising from the sale of production from the Assets during each Open Period.

     Promptly following a recomputation of Credit Payment Amounts pursuant to the first two paragraphs of this Section 8.3(e), Buyer shall pay to Seller (or Seller shall pay to Buyer) any amount to which Seller (or Buyer) is entitled under such recomputation.

          8.4 Settlements Resulting from a Tax Audit . If Buyer elects to enter into a negotiated settlement with the IRS of any Tax Audit adjustments, Buyer shall, in good faith, consult with Seller regarding the suggested terms of such settlement; provided, however, that Buyer shall be under no obligation to comply with any suggestion of Seller. Buyer shall provide to Seller copies of all correspondence or pleadings between Buyer and the IRS regarding any Tax Audit. Seller shall be entitled to monitor all hearings and meetings with the IRS associated with such settlement negotiations. Notwithstanding the foregoing, Section 12.8 shall govern Seller's rights to monitor or control whether Tax Credits are available for natural gas liquids.

     9.   Covenants.

          9.1 Cooperation and Access. Seller shall fully cooperate with Buyer's post-Closing due diligence efforts, both at Seller's offices and at the site of the Assets.

          9.2 Insurance. At or prior to the Closing, Seller shall cause Buyer to be named as an additional insured on all insurance policies Seller has that pertain in any way to the ownership and operation of the Assets. At Closing, Seller will provide Buyer with Certificates of Insurance naming Buyer as an additional insured, or other evidence, satisfactory to Buyer, of compliance with this Section 9.2.

     10.  Closing  Conditions.

          10.1 Seller's Closing Conditions. The obligation of Seller to consummate the transactions contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

               (a) Representations, Warranties and Covenants. The (1) representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, and
     (2) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all respects.

               (b) Closing Documents. Buyer shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Section 11 hereof prior to or on the Closing Date.

               (c) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or any of its affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Seller resulting therefrom.

          10.2 Buyer's Closing Conditions. The obligation of Buyer to consummate the transactions contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

               (a) Representations, Warranties and Covenants. The (1) representations and warranties of Seller contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, and (2) covenants and agreements of Seller to be performed on or before the

     Closing Date in accordance with this Agreement shall have been duly performed in all respects.

               (b) Closing Documents. Seller shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Section 11 hereof prior to or on the Closing Date.

               (c) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Buyer resulting therefrom.

               (d) Engineering Confirmation. Williamson Petroleum Consultants, Inc., using the same cost and pricing assumptions as used in the Reserve Report, shall confirm that Seller's estimates of the amount of reserves and estimated annual production rates with respect to the Assets are, in the aggregate, reasonable.

               (e) Tax Opinion. On or before the Closing Date, Buyer shall have received the Tax Opinion described in Section 8.1.

     11. Closing. The consummation of the transactions contemplated hereby (the "Closing") shall occur, either in person or by facsimile, at the offices of Davis, Graham & Stubbs LLP on the date of this Agreement (the "Closing Date") or at such other time and place as the parties may agree to in writing. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others (except where the documents involved indicate otherwise):

          11.1 Payment of Purchase Price. Buyer shall deliver the Purchase Price by wire transfer to Seller's account in accordance with written instructions supplied by Seller at least three days prior to the Closing Date.

          11.2 Section 15.2 Payment. Seller and Buyer shall pay to the other, in cash or its equivalent, the amount due pursuant to Section 15.2, if any, as reimbursement for the expenses incurred in connection with this transaction.

          11.3 Notice of Preferential Rights and Consents. Seller shall deliver to Buyer a copy of the notices sent to and any responses received from third parties regarding preferential rights to purchase and consents affecting the Assets with respect to the transactions contemplated by this Agreement.

          11.4 Assignment; Option. Seller and Buyer shall execute and deliver the Assignment and the Option. In addition, Seller shall prepare and Seller and Buyer shall execute such other conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations; provided, however, that any such separate or additional conveyances required pursuant to this Section 11.4 or pursuant to Section 15.1 (i) shall evidence the conveyance and assignment of the Assets made or intended to be made in the Assignment, (ii) shall not modify or be deemed to modify any of the terms, reservations, covenants and conditions set forth in the Assignment, and (iii) shall be deemed to contain all of the terms, reservations and provisions of the Assignment, as though the same were set forth at length in such separate or additional conveyance.

          11.5 Non-Foreign Ownership Affidavit. Seller shall deliver to Buyer the affidavit of non-foreign ownership substantially in the form of Exhibit N one stating that Seller is a non-foreign entity for federal income tax purposes.

          11.6 Evidence of Insurance. Seller shall provide Buyer with certificates from Seller's insurers or other evidence that Buyer has been named an additional insured on Seller's policies affecting the Assets.

          11.7 Contribution Agreement. Buyer shall deliver to Seller the Contribution Agreement by and among Fontenelle, Inc. and Bald Prairie, Inc. as members of Buyer, Buyer and Seller (as a third party beneficiary), substantially in the form set forth in Exhibit O.

          11.8 Guaranty Agreement. Buyer shall deliver to Seller the Guaranty Agreement from FMR Corp. in favor of Buyer as beneficiary and Seller as third party beneficiary, substantially in the form set forth in Exhibit O.

          11.9 Seller's Officer's Certificate. Seller shall execute and deliver to Buyer the Officer's Certificate, substantially in the form attached as Exhibit P.

          11.10 Opinion on Behalf of Seller. Seller shall deliver to Buyer the opinion substantially in the form set forth in Exhibit Q.

          11.11 Buyer's Manager's Certificate. Buyer shall execute and deliver to Seller the Manager's Certificate substantially in the form attached as Exhibit R.

          11.12 Opinions on Behalf of Buyer. Buyer shall deliver to Seller the opinions of Morris, Nichols, Arsht & Tunnell, and of Davis, Graham & Stubbs LLP, substantially in the forms set forth in Exhibit S.

          11.13 Management Agreement. Seller shall cause HS to execute and deliver to Buyer and Buyer shall execute and deliver to Seller the Management Agreement (the "Management Agreement") and Memorandum of Management Agreement and Power of Attorney substantially in the forms set forth in Exhibit T.

          11.14 Performance Power of Attorney. Buyer shall execute and deliver to Seller counterparts of a Limited Power of Attorney, substantially in the form of Exhibit V.

          11.15 Tax Opinion. Buyer shall deliver to Seller a copy of the Tax Opinion of AA.

          11.16 Additional Instruments.   Seller and Buyer shall execute,
acknowledge and deliver to each other such additional instruments as are reasonable and customary to accomplish the purposes of this Agreement.

     12.  Post-Closing  Matters.

          12.1 Files and Records. Following Closing, Seller shall retain physical possession of all lease files, land files, division order files, production marketing files and production records in Seller's possession relating to the Assets (the "Records"). However, except to the extent that Buyer's inspection thereof would violate legal constraints or legal obligations, Buyer shall have the right to inspect the Records in Seller's offices at any reasonable time. At Buyer's request in writing (which written request may be delivered by facsimile), to the extent that Seller's delivery thereof would not violate legal constraints or legal obligations, Seller shall make copies of the Records or materials in the Records at Seller's expense and shall deliver said copies to Buyer at Seller's expense, provided that Seller may charge Buyer the actual costs for such copies and delivery if such costs exceed $250 per request. If Buyer requires copies of the Records for its own account, Seller will permit Buyer, at Buyer's own expense, to make copies of pertinent material contained in the Records to the extent such action would not violate legal constraints or legal obligations.

          12.2 Sales Taxes and Recording Fees. Seller shall be responsible for making the payment to the proper authorities of all taxes and fees occasioned by the sale of the Assets, including without limitation, any transfer fees and sales taxes (which are to be apportioned one-half to Seller and one-half to Buyer), and any documentary, filing and recording fees required in connection with the filing and recording of any assignments or conveyances delivered hereunder in the appropriate county, federal and/or state records.

          12.3 Purchase Price Rebates for Defective Interests. In addition to the remedy provisions of Section 12.8, Buyer shall be entitled to the following rebate if Seller does not have Defensible Title to the Assets. At any time and from time to time if Buyer discovers that Seller breached the representation and warranty set forth in Section 7.8 or 7.12, Buyer may give Seller a Notice of Defective Interests, which notice shall describe the Defective Interest and the basis for the Defective Interest. Buyer shall be entitled to a rebate in the Purchase Price for a Defective Interest which shall equal the difference between the Purchase Price and the product of the Purchase Price multiplied by a fraction, the numerator of which is the volume of reserves (net to Buyer) allocated to the Wells not affected by the Defective Interest and the denominator of which is the total volume of reserves (net to Buyer) allocated to all of the Wells in the Reserve Report; provided, however, that if the Defective Interest does not remain in effect during the entire productive life of the subject Well, such fact shall be taken into account in determining the amount of the rebate in the Purchase Price.

          The rebate of the Purchase Price calculated above shall be paid from Seller to Buyer if and only if the aggregate amount to be rebated with respect to all Defective Interests exceeds a threshold of $35,000, and if such amount is exceeded, the rebate shall be made for all Defective Interests. In addition to rebating a portion of the Purchase Price on account of Defective Interests, Buyer and Seller agree that all other express dollar amounts, numbers or volumes set forth in this Agreement, the Assignment and Option, shall each be decreased, as appropriate, by multiplying such amount or number, as the case may be, by a fraction, the numerator of which is the aggregate volume of reserves associated with the Assets without such Defective Interest and the denominator of which is the total volume of reserves allocated to all of the Assets.

          12.4 Purchase Price and Other Rebates for Exercised Preferential Purchase Rights, Failure to Obtain Consents. If the holder of any preferential purchase right exercises such right and Seller cannot validly convey the affected Asset to Buyer, or if a required consent (except for Governmental Consents) to assign is not obtained or deemed obtained within 45 days following Closing and the affected Asset cannot be validly conveyed to Buyer, a portion of the Purchase Price shall be rebated for the value of such affected Asset and such affected Asset shall be excluded from the Assets conveyed to Buyer pursuant to the terms hereof (collectively the "Excluded Assets"). The amount of the rebate in the Purchase Price for an Excluded Asset shall be determined in accordance with the provisions of Section 12.3. In addition to rebating a portion of the Purchase Price on account of Excluded Assets, Buyer and Seller agree that all other express dollar amounts, numbers or volumes set forth in this Agreement, the Assignment and Option, shall each be decreased, as appropriate, for the Excluded Assets in accordance with the provisions of Section 12.3.

          12.5 Reconveyance of Excluded Assets. Seller shall provide to Buyer, within 45 days following Closing, copies of all responses from third parties regarding the notices sent to such third parties pursuant to Section 11.3. Upon written request from Seller, Buyer shall reconvey to Seller all Excluded Assets, free and clear of any burdens, liens and encumbrances created by, through or under Buyer.

          12.6 Allocation of Commingled Production and Costs. Seller may have interests in the lands covered by the Leases that are not part of the Assets ("Seller's Interests"), which are producing hydrocarbons into a Well and such hydrocarbons are commingled with the hydrocarbons produced from the Assets. Seller shall use reasonable efforts to ensure that hydrocarbon production from the Wells is allocated between Seller's Interests and the Assets on a reasonable basis, consistent with industry standards and in accordance with procedures, if any, that have been approved by appropriate state and federal agencies. Costs and expenses shall be allocated between the Seller's Interests and the Assets in accordance with the allocation of production between the Seller's Interests and the Assets; provided that costs and expenses directly attributable to Seller's Interests shall be allocated to such Seller's Interests, and costs and expenses directly attributable to the Assets shall be allocated to and debited against the Net Profits Account under the Assignment.

          12.7 Performance of Buyer. Seller shall be entitled to the remedy of specific performance of Buyer's obligations under this Agreement in order to be assured of the benefits contemplated under this Agreement, the Assignment, Option or Management Agreement. Should Buyer fail to perform any obligation under this Agreement, the Assignment, Option or Management Agreement, which if unremedied would have a material adverse effect on Seller, then Seller may give written notice to Buyer of such failure to perform. If Seller gives such notice and Buyer does not remedy such failure within 60 days of receipt of such notice, in addition to the remedy of specific performance, Seller shall have the right to cause the attorney-in-fact of Buyer identified in the Limited Power of Attorney to execute an Assignment, Bill of Sale and Conveyance in a form substantially similar to that set forth in Exhibit V covering any or all of the Assets which are adversely affected by such failure. Seller and Buyer expressly waive any and all claims against the attorney-in-fact named in the Limited Power of Attorney and any right to enjoin such attorney-in-fact.

          12.8 Overpayments. For purposes of this Section 12.8, the term "Payment Period" shall have the meaning given it in the Assignment.

                   (i) If at any time Buyer is determined to have paid Seller more than the amount then due with respect to any Credit Payment Amount as a result of a breach by Seller of its representations and warranties in Section 7, then as Buyer's exclusive remedy, Seller shall be obligated to return any such overpayment, limited to amounts actually paid to Seller by Buyer, after Buyer notifies Seller of the amount of such overpayment and provides Seller substantiation thereof. Alternatively, Buyer may elect to offset the amount of any such overpayment against future Credit Payment Amounts.

                    (ii) The Credit Payment Amount shall include payments for credits attributable to natural gas liquids produced from the Subject Hydrocarbons until Buyer provides Seller with (a) a copy of a published or private ruling, court decision or other authority which supports the position that IRC 29 credits are not available for such natural gas liquids (the "IRS Position"), and (b) an opinion reasonably satisfactory to Seller from a "big-six" accounting firm (or other accounting or law firm acceptable to both Seller and Buyer) that, in its view, there is not "substantial authority" under IRC 6662 for taking a position that is contrary to the IRS Position.

                    (iii) After Buyer provides Seller with an authority and an opinion in accordance with Section 12.8(ii), the Credit Payment Amount shall no longer include payments for Tax Credits which are inconsistent with the IRS Position until Seller provides Buyer with
          (a) a copy of a published or private ruling, court decision or other authority which is contrary to the IRS Position, and (b) an opinion reasonably satisfactory to Buyer from a "big-six" accounting firm (or other accounting or law firm acceptable to both Seller and Buyer) that, in its view, there is "substantial authority" under IRC 6662 for taking a position that is contrary to the IRS Position.

                    (iv) After Seller provides Buyer with a copy of an authority and an opinion in accordance with Section 12.8(iii),
          (a) the Credit Payment Amount shall thereafter include payments for Tax Credits based upon the position of such opinion (unless and until Buyer again provides Seller with a copy of an authority and an opinion in accordance with Section 12.8(ii) with respect to such position), and (b) the Credit Payment Amount for the first Payment Period following the receipt of such opinion shall include an amount equal to the increase in prior Credit Payment Amounts that would result from recomputing the prior Credit Payment Amounts in accordance with the position of such opinion.

                    (v) If the IRS asserts in a Tax Audit that IRC 29 credits are not available for portions of production (the "Disputed Production") from the Subject Hydrocarbons on the ground that IRC 29 credits are not available for natural gas liquids, then (a) the computation of the Credit Payment Amount shall continue to include Tax Credits from the sale of natural gas liquids subject to Sections 12.8(ii) and (iii) above; (b) Credit Payment Amounts attributable to the production from the Subject Hydrocarbons shall be escrowed and distributed as required by, and in accordance with, the provisions of
          Section 8.3 (if Buyer has not waived its rights to have such amounts escrowed pursuant to Section 8.3); and (c) Seller shall have the right to participate, in accordance with the provisions of Section 12.8(vii), in challenging the IRS Position that natural gas liquids do not qualify for IRC 29 credits.

                    (vi) Should Buyer receive either a 90-day letter or final partnership administrative adjustment (either, an "Adjustment") holding that Tax Credits are not available for Disputed Production, then Seller shall pay Buyer within 60 days of the receipt by Seller of a copy of the Adjustment, an amount equal to 70% of the amount of all IRC 29 credits with respect to Disputed Production prior to the applicable Escrow Commencement Date which were disallowed in the Adjustment, such payment not to exceed the Credit Payment Amount previously paid by Buyer with respect to such Disputed Production. Upon the Conclusion of the applicable Tax Audit, Buyer shall repay to Seller any portion of the amount paid pursuant to the preceding sentence that would not have been payable if the Adjustment had conformed to the determinations reached in the Conclusion of the Tax Audit.

                    (vii) Buyer agrees to keep Seller fully and promptly informed of all administrative and court proceedings with respect to the qualification of natural gas liquids for IRC 29 credits. Upon the commencement of any such proceeding, Seller shall have the right to participate, at its own expense, in challenging the IRS Position that natural gas liquids do not qualify for IRC 29 credits. Buyer shall fully cooperate in any such challenge, including without limitation the execution of protests, petitions and complaints if requested by Seller in the course of such challenge, and the determination of the nature, method, timing, forum, strategy, issuances of and response to settlement proposals, counsel and issues in connection with such challenge shall be at the discretion of Seller. Seller shall indemnify and hold harmless Buyer with respect to any liability incurred in connection with providing such cooperation, and shall reimburse Buyer for all costs incurred (as incurred and in no event less frequently than quarterly) in doing so, including reimbursement for a reasonable amount of internal overhead, and reasonable attorneys' and accountants' fees. If, in connection with requests for cooperation with respect to such a challenge, Buyer determines that it is likely to incur an expense to a third party other than its own attorneys and accountants, then, before incurring the expense, Buyer shall promptly give notice to Seller. If Seller declines to reimburse Buyer for the actual amount to be expended in complying with such request, then Buyer shall be excused from complying with such request.

          12.9 Verification of Formation Qualification; Reconveyance. Buyer and Seller acknowledge that they have been unable to conclusively verify that certain of the Wells are producing or producible from a "qualifying formation" as defined in IRC 29. Buyer and Seller agree to cooperate with each other in determining such matter no later than October 31, 1996, and on or before such date taking the following actions:

               (a) Reconveyance. With respect to Wells that Seller has not been able to verify are producing or producible from a qualifying formation, Buyer, upon written request of Seller, made on or before October 31, 1996, shall, on or before November 30, 1996, reconvey all of the interest acquired by Buyer hereunder in such Wells to Seller by assignment in recordable form, reasonably acceptable to Seller, with a special warranty of title as to liens, encumbrances and defects arising by, through or under Buyer.

               (b) Amendment of Warranty. With respect to the remaining Wells, Seller shall, as of November 1, 1996, be deemed to have made the warranty set forth in Section 7.23(a)(ii)(a); and Section 7.23(a)(ii)(b) shall thereafter be deemed deleted from this Agreement.

     13.  Apportionment of Liabilities and Obligations.

          13.1 Buyer. Upon Closing, Buyer shall assume and pay for all costs, expenses, liabilities and obligations accruing or relating to the owning, operating or maintaining of the Assets or the producing, transporting and marketing of hydrocarbons from the Assets, relating to periods on and after the Effective Date, including without limitation, environmental obligations and liabilities, off-site liabilities associated with the Assets, the obligation to plug and abandon all Wells and reclaim all Well sites and all obligations arising under agreements covering or relating to the Assets (collectively, the "Post-Effective Date Liabilities").

          13.2 Seller. Upon Closing, Seller shall retain, assume and pay for all costs, expenses, liabilities and obligations accruing or relating to the owning, operating or maintaining of the Assets or the producing, transporting and marketing of hydrocarbons from the Assets, relating to periods before the Effective Date, including without limitation, environmental obligations and liabilities, the obligation to plug and abandon wells (to the extent relating to periods prior to the Effective Date), off site liabilities associated with the Assets, and all obligations arising under agreements covering or relating to the Assets (collectively, the "Pre-Effective Date Liabilities").

     14. Indemnification. For the purposes of this Agreement, "Losses" shall mean any actual loss, cost and expense

(including reasonable fees and expenses of attorneys, technical experts and expert witnesses), liability, and damage (including those arising out of demands, suits, sanctions of every kind and character); provided, however, that in no event shall "Losses" be deemed to include consequential damages of a party to this Agreement.

          14.1 Buyer's Indemnification of Seller. Subject to the terms of and the indemnification obligations contained in the Management Agreement, Buyer shall indemnify and hold harmless Seller, its officers, directors, shareholders, employees, representatives, agents, successors and assigns, forever, from and against all Losses and interest thereon which arise from or in connection with (i) the Post-Effective Date Liabilities, and (ii) Buyer's breach of its representations, warranties and covenants in this Agreement.

          14.2 Seller's Indemnification of Buyer. Subject to the terms of and the indemnification obligations contained in the Management Agreement, Seller shall indemnify and hold harmless Buyer; its officers; directors; members; employees; representatives; agents; successors and assigns; and the employees, representatives, agents, successors and assigns of such members forever, from and against all Losses and interest thereon which arise from or in connection with (i) the Pre-Effective Date Liabilities, and (ii) Seller's breach of its representations, warranties and covenants in this Agreement regardless of Seller's knowledge if such representations or warranties are knowledge qualified, provided that the matters contemplated in this clause (ii) shall not apply to the representations set forth in Section 7.6. Buyer and Seller shall cooperate fully and consult in good faith with each other in the litigation of any matter identified in this Section 14.2.

     Notwithstanding any of the foregoing provisions of this Section 14.2, Buyer shall be entitled to payment for matters indemnified under this Section
14.2 only after a court of competent jurisdiction makes a final determination regarding the matter litigated; provided that such payment shall cover only Losses incurred by Buyer which have not been remedied by Seller under the escrow provisions of Section 8.3 above and/or the overpayment provisions of
Section 12.8 above.

          14.3 Third Party Claims. If a claim by a third party is made against Seller or Buyer (an "Indemnified Party"), and if such party intends to seek indemnity with respect thereto under this Section 14, such Indemnified Party shall promptly notify Buyer or Seller, as the case may be (the "Indemnitor"), of such claim. The Indemnitor shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, however, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnitor, at its cost and expense, (1) has undertaken the defense of, and assumed full responsibility for all Losses with respect to, such claim, and (2) is reasonably contesting such claim in good faith, by appropriate proceedings, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim. If, within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party that it elects, at Indemnitor's cost and expense, to undertake the defense thereof and assume full responsibility for all Losses with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

          14.4 HS Guarantee. Seller is a wholly-owned subsidiary of HS Resources, Inc., a Delaware corporation ("HS"). HS hereby unconditionally guarantees the punctual payment and performance by Seller of all obligations due Buyer under this Agreement and under all instruments contemplated hereunder to which Seller is a party, and agrees to pay all costs, expenses (including reasonable attorneys' fees and expenses associated with claims made by Buyer against HS, but not against Seller), liabilities and obligations incurred by Buyer in enforcing any rights under this Agreement and the instruments contemplated hereby with respect to owning, operating or maintaining the Assets or producing, transporting and marketing of hydrocarbons from the Assets (all such obligations being referred to herein as the "Obligations"). Without limiting the generality of the foregoing, HS' liability hereunder shall extend to all amounts which constitute part of the Obligations and would be owed by Seller under this Agreement or the instruments contemplated hereunder but for the fact that they are unenforceable or limited due to the existence of a bankruptcy, reorganization or similar proceeding involving Seller.

               (a) Guarantee Absolute. HS guarantees that the Obligations will be paid or performed, as appropriate, strictly in accordance with the terms of this Agreement and any instrument contemplated hereby to which Seller is a party, and any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Buyer with respect thereto. The obligations of HS under this guarantee are independent of the Obligations, and a separate action or actions may be brought and prosecuted against HS to enforce this guarantee, irrespective of whether any action is brought against Seller or whether Seller is joined in any action or actions.

               (b) Notice. HS hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this guarantee and any requirement that Buyer exhaust any right or take any action against Seller or any other person.

               (c) Representation and Warranties. HS hereby represents and warrants as follows:

                    (i) There are no conditions precedent to the effectiveness of this guarantee that have not been satisfied or waived.

                    (ii) HS is a corporation duly organized and in good standing under the law of the State of Delaware.

                    (iii) This guarantee has been duly authorized by all necessary corporate action; is binding upon and enforceable against HS in accordance with its terms; and will not violate or constitute a default under its Certificate of Incorporation or by-laws, or any agreements or indentures to which HS is a party or by which HS or its properties are bound.

               (d) Amendments, Consents. No amendment or waiver of any provision of this guarantee, and no consent to any departure by HS herefrom, shall in any event be effective unless the same shall be in writing and signed by Buyer, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

               (e) Continuing Guarantee. This guarantee by HS is a continuing guarantee and shall (1) remain in full force and effect until the later of (i) the payment or performance in full of the Obligations, and (ii) the termination of both this Agreement and the Management Agreement contemplated hereunder; (2) be binding upon HS, its successors and assigns; and (3) inure to the benefit of, and be enforceable by, Buyer and its successors and assigns.

     15.  Miscellaneous.

          15.1 Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out the purposes and intents of this Agreement and any document, certificate or other instrument delivered pursuant hereto.

          15.2 Expenses. Seller and Buyer each agree to pay one-half of the reasonable costs and expenses of Williamson Petroleum Consultants, Inc., Arthur Andersen LLP and Davis, Graham & Stubbs LLP incurred in connection with this transaction, subject to receipt of evidence and substantiation thereof. Such costs and expenses shall not include any costs or expenses associated with the Tax Opinion. Seller and Buyer shall pay their respective amount of taxes and fees, apportioned to each under Section 12.2.

          15.3 Notices. All notices under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered or telecopied, when received, (ii) if mailed, three business days after mailing, certified mail, return receipt requested, or (iii) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

          If to Seller:

          HSRTW, Inc.
          1999 Broadway, Suite 3600
          Denver, Colorado  80202
          Attn:    General Counsel
          Telephone:  (303)  296-3600
          Fax:        (303)  296-3601

          If to Buyer:

          WestTide Investments, LLC
          c/o FMR Corp.
          82 Devonshire Street, R22C
          Boston,  Massachusetts  02109
          Attention:  Roger D. Tullberg
          Telephone:  (617)  563-4791
          Fax:        (617)  476-6248

          with a copy to:

          Sullivan & Worcester
          One  Post Office Square
          Boston, Massachusetts 02109
          Attention:  Christopher C. Curtis, Esq.
          Telephone:  (617) 338-2839
          Fax:        (617) 338-2880

Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

          15.4 Survival. The representations, warranties, covenants, agreements and indemnities included or provided in this Agreement shall survive the Closing. The doctrine of merger shall not cause any representation, warranty, covenant, agreement or indemnity under this Agreement to terminate as a result of Buyer and Seller entering into the Assignment, Option or any other instrument contemplated hereunder.

          15.5 Confidentiality. Buyer and Seller shall keep this Agreement confidential except to the extent each may be required to disclose the contents hereof by recording the Assignment, Option, and Memorandum of Management Agreement and Power of Attorney in the real property records in the counties where the Assets are located or filing the official forms of conveyances covering the Assets with appropriate governmental authorities, the IRS or to the extent required in the operation of the Assets, pursuant to the Management Agreement, by law, regulation or order, in connection with obtaining third party consents and waivers of preferential purchase rights and other matters, or in connection with any public announcement issued in accordance with Section 15.6 hereof.

          15.6 Announcements. Seller and Buyer shall consult with each other regarding all press releases and other public announcements issued at, prior to or following Closing concerning this Agreement or the transactions contemplated hereby and except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange. Neither Buyer nor Seller shall issue any such press release or other public announcement without the prior written consent of the other party, which consent will not be unreasonably withheld. In all such press releases and other public announcements, Seller shall refer to Buyer as being affiliated with large east coast financial institutions.

          15.7 Assignment. Neither Buyer nor Seller may assign its rights or delegate its duties or obligations under the terms of this Agreement without the prior written consent of the other party, provided that either Buyer or Seller may assign its rights, but not its obligations under this Agreement, to any party (including any affiliated or nonaffiliated party) as long as such assignment does not relieve the assigning party of its obligations to the other party hereto, and provided further that Buyer may not cause or permit an assignment, transfer, sale, alienation or other disposition of all or any portion of the Assets which would result in the transferred Assets becoming "plan assets" under the Employee Retirement Income Security Act of 1974, as amended. Notwithstanding the foregoing provisions of this Section 15.7, Seller shall be entitled without prior consent, but upon written notice within a reasonable time thereafter, to assign or otherwise convey to HS all or any portion of the Production Payment, Reversion Interest or Seller's obligations to Buyer under this Agreement, the Assignment or the Option. Such an assignment or conveyance of obligations to HS shall serve to release Seller from any such obligations and to substitute HS as the obligor under such obligations.

          15.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and, subject to Section 15.7 hereof, their assigns.

          15.9 Complete Agreement. When executed by the authorized representative of Seller and Buyer, this Agreement, the Exhibits hereto and the documents to be delivered pursuant hereto shall constitute the complete agreement between the parties. This Agreement may be amended only by a writing signed by both parties.

          15.10 Knowledge. As used in this Agreement, the term "knowledge," "best knowledge" or any variations thereof shall mean the actual knowledge of any fact, circumstance or condition by the officers or employees at a manager or higher level of the party involved as such knowledge has been obtained in the performance of their duties in the ordinary course of business after making reasonable and appropriate inquiries.

          15.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO WITHOUT REFERENCE TO THE CONFLICT OF LAW PROVISIONS THEREOF.

          15.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

     EXECUTED as of the date first above mentioned.

                                        BUYER:

                                        WESTTIDE INVESTMENTS, LLC
                                        By:  Its Manager, Fontenelle, Inc.


                                        By:
                                           --------------------------------
                                           Gary L. Greenstein
                                           Vice President

                                        SELLER:

                                        HSRTW, INC.




Attest:                                 By:
                                           --------------------------------
                                           James M. Piccone
                                           Vice President
----------------------------
Name:    Ronald B. Jacobs
Title:   Assistant Secretary

HS Resources, Inc., a Delaware corporation, is a signatory to this Agreement for the purpose of confirming its obligations under Section 14.4 above.


                                        HS  RESOURCES,  INC.

[CORPORATE  SEAL]
Attest:                                 By:
                                           --------------------------------
                                           James  M.  Piccone
----------------------------               Vice  President
Name:   Ronald  B. Jacobs
Title:  Assistant Secretary

STATE OF COLORADO      )
   CITY AND            )  ss.
COUNTY OF DENVER       )

     The foregoing instrument was acknowledged before me this 8th day of August, 1996, by James M. Piccone, Vice President of HSRTW, Inc., a Delaware corporation, on behalf of such corporation.

     Witness my hand and official seal.


                        -----------------------------------
                        Notary Public

                        My commission expires:
                                              --------------------------
(SEAL)

STATE OF COLORADO      )
   CITY AND            )  ss.
COUNTY OF DENVER       )

     The foregoing instrument was acknowledged before me this 8th day of August, 1996, by James M. Piccone, Vice President of HS Resources, Inc., a Delaware corporation, on behalf of such corporation.

     Witness my hand and official seal.


                        -----------------------------------
                        Notary  Public

                        My  commission  expires:
                                              --------------------------

(SEAL)

COMMONWEALTH OF MASSACHUSETTS    )
                                 )  ss.
COUNTY OF SUFFOLK                )

     The foregoing instrument was acknowledged before me this 9th day of August, 1996 by Gary L. Greenstein, Vice President of Fontenelle, Inc., a Delaware corporation, Manager of WestTide Investments, LLC, a Delaware limited liability company on behalf of the company.

     Witness my hand and official seal.


                        -----------------------------------
                        Notary Public

                        My commission expires:
                                              --------------------------
(SEAL)